                                   EXHIBIT 11

                          TRANSTECHNOLOGY CORPORATION

               STATEMENT OF THE COMPUTATION OF PER SHARE EARNINGS
                      IN ACCORDANCE WITH INSTRUCTION 4(g)




                                            THREE MONTHS ENDED                   NINE MONTHS ENDED
                                         -------------------------            --------------------------
                                         12/26/93         12/27/92            12/26/93         12/27/92
                                         --------         --------            --------         ---------
Primary earnings per share:

    Weighted average number
     of common shares
     outstanding                          5,147,084        5,089,999           5,134,530        5,085,876

    Dilutive effect of stock
     option plan                          -     (a)        -     (a)           -     (a)         -    (a)
                                          ---------        ---------           ---------        ---------
                                          5,147,084        5,089,999           5,134,530        5,085,876
                                          =========        =========           =========        =========

    Net income                      $     1,605,000    $   1,297,000       $   4,350,000    $   3,714,000
                                          =========        =========           =========        =========
    Primary earnings
     per share                      $          0.31    $        0.25       $        0.85    $        0.73
                                          =========        =========           =========        =========





(a) The inclusion of stock options in the calculation of primary earnings per share was either anti-dilutive or not material as per APB 15.





                                 PAGE 22 OF 22